Exhibit 99.1

BANCTRUST FINANCIAL GROUP, INC.

ANNOUNCES THE ADDITION OF FIVE SENIOR BANKERS

AT BANKTRUST

Mobile, Alabama, May 17, 2006 - W. Bibb Lamar, Jr., the President and Chief Executive Officer of BancTrust Financial Group, Inc. (Nasdaq: BTFG) is pleased to announce that BankTrust, the company's lead subsidiary bank headquartered in Mobile, Alabama, has hired five experienced local bankers to expand its presence in Mobile and Baldwin Counties in Alabama. BankTrust has today hired Terry H. Harbin to serve as the bank's President. In addition, Hugh White, Rob Diehl, Bryan Neth and Patrick Ladd have joined BankTrust's team of experienced Commercial Bankers. BankTrust also intends to hire a new Baldwin County President in the near future to spearhead its growth efforts in that market.

Commenting on this significant addition of personnel, Mr. Lamar stated, "These hires represent a major investment in our Mobile and Baldwin County markets. Mobile is where we are headquartered, and Baldwin County is the second fastest growing county in Alabama. This event marks a significant advancement of our strategy to invest in and expand our presence in these markets. This seasoned group of bankers is well-known, well-respected and deeply involved in our community. They bring with them an average of approximately twenty years of banking experience. We have a strong team, and it just became stronger."

Terry Harbin, commenting on his transition, stated, "BankTrust is a well-respected name in Mobile and Baldwin Counties. The company is made up of experienced and highly-regarded bankers. I am excited to be joining this team. I think those of us coming on board bring with us skill sets that will complement the strengths BankTrust already possesses. I know I speak for the group when I say we are excited about combining our experience with BankTrust's reputation and commitment to serving customers with quick, local decisions and local operational support."

BancTrust Financial Group, Inc. provides banking services through 21 offices in the southern half of Alabama and 8 offices throughout Northwest Florida. BancTrust is currently building 3 new offices that it plans to open in 2006. The new locations are in Mobile, Alabama, Port St. Joe, Florida and the western end of Panama City Beach, Florida. In addition, BancTrust has purchased a building in downtown Mobile that it plans to open as an operations center in mid-2006, and it expects to commence construction on a branch in Fairhope, Alabama in the third quarter of 2006. BancTrust also plans to open a branch in the Tillman's Corner area of Mobile County in the near future.  In addition to banking services, BancTrust provides trust, investment, insurance, brokerage and financial planning services through its affiliates BancTrust Company and BancTrust Financial Services.

This press release includes forward-looking statements within the meaning and subject to the protection of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements can be identified by the use of words like "expect," "may," "could," "intend," "project," "estimate," "anticipate," "should," "will," "plan," "believe," "continue," "predict," "contemplate" and similar expressions. Such forward-looking statements are based on information presently available to BancTrust's management and are subject to various risks and uncertainties, including, without limitation, risks that competitive pressures among depository and other financial institutions may increase significantly; changes in the interest rate environment may reduce margins; general economic conditions may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduction in demand for credit; legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which BancTrust is engaged; BancTrust may be unable to obtain required shareholder or regulatory approval for any proposed acquisitions; costs or difficulties related to the integration of BancTrust's businesses may be greater than expected; deposit attrition, customer loss or revenue loss following acquisitions may be greater than expected; competitors may have greater financial resources and develop products that enable these competitors to compete more successfully than BancTrust can compete; and the other risks described in BancTrust's SEC reports and filings under "Cautionary Note Concerning Forward-Looking Statements" and "Risk Factors." You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. BancTrust has no obligation and does not undertake to publicly update, revise or correct any of the forward-looking statements after the date of this press release, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise.

For additional information contact:

BancTrust Financial Group, Inc.

F. Michael Johnson

Chief Financial Officer

(251) 431-7813